11/14/2014 Fantex Alshon Jeffery IPO Reservation Period Starts Today http://app.fbs.fantex.com/e/es?s=181344204&e=1148&elq=60e880865dee438b8812920efc911ada 1/3 To view this email as a web page, click here. Fantex Alshon Jeffery Initial Public Offering Fantex Alshon Jeffery IPO Reservation Period Starts Today Fantex will begin taking indications of interest for Fantex Alshon Jeffery today, November 17th. IPO shares are priced at $10 per share and 835,800 shares will be available. The minimum reservation is one share ($10). Interested investors can go to Fantex.com to place a reservation or learn more about the Fantex Alshon Jeffery offering. Your account does not need to be funded at the time of reservation. If you have questions about this offering or your Fantex account generally, please don't hesitate to call the Fantex Customer Service team at 18559055050.

11/14/2014 Fantex Alshon Jeffery IPO Reservation Period Starts Today http://app.fbs.fantex.com/e/es?s=181344204&e=1148&elq=60e880865dee438b8812920efc911ada 2/3 This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment. Holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole. Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC, owns shares of every Fantex Tracking Series. Fantex Brokerage Services was the managing underwriter for all Fantex Tracking Series offerings. Under the terms of the standby purchase agreement, we expect that Fantex Holdings will agree to purchase from Fantex Brokerage Services (“FBS”), at the initial public offering price, up to 400,000 shares of Fantex Series Alshon Jeffery in this offering, and we expect certain directors of Fantex Holdings will agree to purchase from FBS, at the initial public offering price, up to an aggregate of 169,660 shares of Fantex Series Alshon Jeffery in this offering. Sales of shares to Fantex Holdings and any directors of Fantex Holdings will only be made if FBS represents in writing that it is unable to locate other qualified purchasers to purchase the shares at the initial public offering price. Fantex Alshon Jeffery is intended to track and reflect the separate economic performance of the brand contract that Fantex, Inc. has signed with Alshon Jeffery. However holders of shares of Fantex Alshon Jeffery will have no direct investment in that brand contract, associated brand or Alshon Jeffery. Rather, an investment in Fantex Alshon Jeffery will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services, LLC, an affiliated brokerdealer of Fantex, Inc. and a registered alternative trading system. Fantex Brokerage Services, LLC, cannot assure

11/14/2014 Fantex Alshon Jeffery IPO Reservation Period Starts Today http://app.fbs.fantex.com/e/es?s=181344204&e=1148&elq=60e880865dee438b8812920efc911ada 3/3 you as to the development or liquidity of any trading market for the Fantex Alshon Jeffery tracking stock. Fantex, Inc. has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offerings will arrange to send you the prospectus if you request it by calling tollfree 8559055050. View the Fantex Alshon Jeffery prospectus. View the Fantex Mohamed Sanu prospectus. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. Fantex Brokerage Services, 330 Townsend St., Suite 234, San Francisco, CA 94107 ©2014 Fantex Brokerage Services, LLC Member of SIPC. For details, please see www.sipc.org. This message is not an offer to sell or a solicitation of any investment products or other financial product or service, an official confirmation of any transaction, or an official statement of Fantex Brokerage Services, LLC. Privacy Statement | Manage Subscriptions | Contact Us 6397